Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

NETAPP NC CORPORATION,

a Delaware corporation

WITH AND INTO

NETWORK APPLIANCE, INC.,

a Delaware corporation

(Pursuant to Section 253 of the General Corporation Law of Delaware)

Network Appliance, Inc. (the “Corporation”), a corporation incorporated on the 1st day of November, 2001, pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. That the Corporation is organized and existing under the General Corporation Law of the State of Delaware.

2. That the Corporation owns 100% of the capital stock of NetApp NC Corporation, a Delaware corporation (“Sub”) incorporated on the 6th day of March, 2008, pursuant to the provisions of the General Corporation Law of the State of Delaware.

3. That the Corporation determined to merge Sub into itself (the “Merger”) by the resolutions of its board of directors attached hereto as Exhibit A, duly adopted on March 3, 2008.

4. Pursuant to Section 253(b) of the General Corporation Law of Delaware the name of the corporation surviving the merger shall be NetApp, Inc.

5. The Merger shall become effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer on this 10 day of March, 2008.

NETWORK APPLIANCE, INC.

By: /s/ Andrew Kryder
Name: Andrew Kryder
Title: Secretary

EXHIBIT A

Resolutions of the Board of Directors of Network Appliance, Inc., a Delaware Corporation

Merger with NetApp NC Corporation.

WHEREAS: The Company owns 100% of the outstanding capital stock of NetApp NC Corporation, a corporation organized and existing under the laws of the State of Delaware (“Merger Sub”).

WHEREAS: The Board desires that Merger Sub merge with and into the Company and that the Company possess itself of all the estate, property, rights, privileges and franchises of Merger Sub.

NOW, THEREFORE, BE IT RESOLVED: That the Board hereby authorizes the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

RESOLVED FURTHER: That upon the effective date of the Merger, the name of the Company shall be changed from “Network Appliance, Inc.” to “NetApp, Inc.” pursuant to Section 253(b) of the Delaware General Corporation Law.

RESOLVED FURTHER: That upon the effective date of the Merger, the Company shall assume any and all assets, obligations and liabilities of Merger Sub pursuant to Section 253 of the Delaware General Corporation Law.

RESOLVED FURTHER: That each outstanding share of capital stock of Merger Sub will be canceled and extinguished upon the effectiveness of the Merger, and no consideration shall be issued in exchange therefor.

RESOLVED FURTHER: That the officers of the Company be and hereby are directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolution to merge Merger Sub with and into the Company and assume Merger Sub’s liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of the State of Delaware.

RESOLVED FURTHER: That the Merger of Merger Sub with and into the Company shall become effective upon the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware as provided for therein.

RESOLVED FURTHER: That the Certificate of Ownership and Merger in the form attached hereto as Exhibit A be and hereby is approved and adopted in all respects.

RESOLVED FURTHER: That upon the effective time of the Merger, the Amended and Restated Certificate of Incorporation of the Company (“Certificate of Incorporation”) in effect immediately prior to the effectiveness of the Merger shall continue to be the Certificate of Incorporation of the Company; provided, however, that the amendment to Article 1 of said Certificate of Incorporation as is effected by the merger is as follows: “The name of this corporation is NetApp, Inc.”.

RESOLVED FURTHER: That upon the effective time of the Merger, the directors and officers of the Company, as constituted immediately prior to the effectiveness of the Merger, shall continue to be the directors and officers of the Company.

RESOLVED FURTHER: That each stock certificate evidencing the ownership of each share of Common Stock of the Company issued and outstanding immediately prior to the effective time of the merger shall continue to evidence ownership of the shares of the Company.

RESOLVED FURTHER: That each stock certificate evidencing the ownership of Common Stock of Company issued anytime after the effective time of the merger shall be in the form of the stock certificate to be approved by the appropriate officers of the Company.

RESOLVED FURTHER: That the Board hereby authorizes, directs and empowers the appropriate officers of the Company, and each of them, for and on behalf of the Company, to take any and all such actions, and prepare, execute and deliver any and all such documents, including filing of the Certificate of Ownership and Merger, as may be necessary or advisable to carry out the foregoing resolutions, and hereby ratifies and confirms any and all actions taken heretofore to accomplish such purposes.